For Immediate Release	Exhibit 99.1
Contact:
Dennis Craven (Company)	Chris Daly (Media)
Chief Financial Officer	Daly Gray, Inc.
(561) 227-1386	(703) 435-6293

Chatham Lodging Trust Caps Record Year with Strong Fourth Quarter

Recent Capital Raise Positions Chatham to Continue Acquiring Hotels in 2015

PALM BEACH, Fla., February 24, 2015-Chatham Lodging Trust (NYSE: CLDT), a lodging real estate investment trust (REIT) that invests in upscale, extended-stay hotels and premium-branded, select-service hotels and owns wholly or through its joint ventures 130 hotels , today announced results for the fourth quarter and year ended December 31, 2014. In addition, the company provided initial guidance for 2015.
Fourth Quarter 2014 Highlights

•
Portfolio RevPAR - Increased hotel RevPAR 6.5 percent to $112 for Chatham’s 34, wholly owned hotels. Excluding the Maitland, Fla., hotel which had significant rooms out of service due to the unexpected replacement of its copper water supply lines, RevPAR increased 7.5 percent.

•	Adjusted EBITDA - Improved 68 percent to $21.4 million.

•
Adjusted FFO - Rose 68 percent to $12.7 million. Adjusted FFO per diluted share advanced 28 percent to $0.37 from $0.29, within the company’s guidance range of $0.36-$0.39 per share. Adjusted FFO per share was adversely impacted approximately $0.01 due to the delay in closing the Inland transactions in late November and $0.01 related to the displacement in Maitland, Fla.

•
Operating Margins - Increased hotel EBITDA margins 370 basis points to an industry leading 39.7 percent. Year-over-year comparable hotel EBITDA margins advanced 100 basis points for the quarter (includes all hotels regardless of ownership).

•
New Acquisitions-Invested $107 million to acquire four hotels comprising 575 rooms, plus an additional $28 million into a joint venture between Chatham and NorthStar Realty Finance Corp. (NYSE: NRF) which acquired a 48-hotel, 6,401-room portfolio of upscale, extended-stay and premium-branded, select-service hotels for a cash purchase price of approximately $1.0 billion from Inland American Real Estate Trust, Inc.

Consolidated Financial Results
The following is a summary of the consolidated financial results for the fourth quarter and year ended December 31, 2014. RevPAR, ADR and occupancy for 2014 and 2013 are based on hotels owned as of December 31, 2014 ($ in millions, except per share data, RevPAR, ADR, occupancy and margins):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013
Net income (loss)	$(5.3)	$(0.1)	$67.1	$3.0
Net income (loss) per diluted share to common shareholders	$(0.16)	$(0.01)	$2.30	$0.13
RevPAR	$112	$105	$122	$113
ADR	$149	$138	$149	$141
Occupancy	75%	76%	82%	80%
Adjusted EBITDA	$21.4	$12.7	$84.6	$51.4
GOP Margin	47.2%	43.6%	48.3%	44.9%
Hotel EBITDA Margin	39.7%	36.0%	41.8%	37.8%
AFFO	$12.7	$7.6	$55.1	$31.7
AFFO per diluted share	$0.37	$0.29	$1.91	$1.49
Dividends per share	$0.24	$0.21	$0.93	$0.84

Solid Top-Line Growth and Industry-Leading Hotel EBITDA Margins Power Results
“A strong fourth quarter culminated an extremely productive 2014 for Chatham and its shareholders,” said Jeffrey H. Fisher, Chatham’s president and chief executive officer. “2014 generated marked growth in terms of investments, operating results and shareholder value, as evidenced by the following significant highlights:

•	generated a total shareholder return of 47 percent

•	expanded equity market capitalization 87 percent to $985 million

•	named to the MSCI US REIT Index (RMZ) which represents approximately 85 percent of the US REIT universe

•
realized a tax-free gain of approximately $80 million or approximately $3 per share on the recapitalization of the Innkeepers joint venture grew hotel investments by approximately $500 million, or nearly 70 percent, including the acquisition of four Silicon Valley Residence Inns

•	increased EBITDA 64 percent

•	advanced adjusted FFO almost 75 percent and adjusted FFO per share 28 percent

“Our portfolio produced another quarter of solid operating results with RevPAR growth of 6.5 percent, actually 7.5 percent excluding our Homewood Suites in Maitland which saw significant displacement due to the unplanned replacement of its copper water supply lines, and adjusted FFO per share growth of 28 percent to $0.37 per share,” Fisher noted. “These results were in-line with our guidance of RevPAR growth of 5.5 percent to 7.5 percent and adjusted FFO per share of $0.36-$0.39. Our RevPAR performance continued its aggressive growth across our portfolio with 10 of our hotels producing double-digit RevPAR gains in the fourth quarter. Boston, Carlsbad, Dallas, Denver, Silicon Valley, Tyson’s Corner, Va., and Washington D.C. were our strongest markets. The four hotels we recently acquired from the Inland portfolio saw modest RevPAR growth of 2.9 percent in the quarter due to challenges associated with the hotels’ transition from prior management. As a whole, our West Coast markets continued to outperform the country with RevPAR at our eight West Coast properties up a very strong 10.3 percent in the quarter. After factoring in the acquisition of the San Diego Gaslamp Residence Inn, which we expect will occur within the next week, approximately 50 percent of our portfolio will be located in key West Coast markets which bodes well for us moving forward.
“Chatham and Island Hospitality have a long track record of aggressively driving profits to the bottom line and generating strong internal profit growth, as evidenced by our outstanding operating margins of more than 48 percent for the year and hotel EBITDA margins of almost 42 percent,” Fisher emphasized. “Most of us in the industry believe we still have running room remaining in this lodging cycle, with most forecasters and brands projecting RevPAR to grow a healthy 5-7 percent in 2015. Their positive outlook continues through at least 2016 with key consultants such as STR and PKF projecting RevPAR growth of 5.9 percent and 6.6 percent respectively. These are strong growth dynamics, and given our already outstanding margins, Chatham remains bullish about our 2015 operating results growth. Since completing our IPO in 2010, Adjusted FFO per share has grown at an average annual rate of approximately 30 percent, and we expect to deliver a similar rate of growth in 2015, barring unforeseen economic disruptions, as we invest the proceeds from our January common stock offering and look to make additional acquisitions to maintain that growth rate beyond 2015.”

Joint Venture Investment Performance
The Innkeepers joint-venture portfolio produced 2014 fourth quarter RevPAR growth of 8.0 percent to $90 on a 4.7 percent increase in average daily rate to $125 and a 3.2 percent increase in occupancy to 72 percent. Hotel EBITDA margins rose 190 basis points to 34.0 percent. For the full year, RevPAR for the Innkeepers joint venture portfolio rose 8.1 percent to $100 on a 5.2 percent increase in average daily rate to $129 and a 2.8 percent increase in occupancy to 78 percent. Hotel EBITDA margins rose 120 basis points to 36.8 percent for the year.
Chatham will begin providing comparable metrics for the Inland joint-venture portfolio beginning with the 2015 first quarter once it has owned the portfolio for a full quarter.
Acquisitions
During the quarter, Chatham and NorthStar acquired a 52-hotel portfolio from Inland American (Inland). Chatham acquired four hotels from the Inland portfolio for a purchase price of $106.7 million, or approximately $186k per room, before deal costs. The four hotels are comprised of the following:

•	179-room Hilton Garden Inn Burlington, Mass.

•	176-room Courtyard by Marriott Dallas (Addison), Texas

•	120-room Residence Inn by Marriott West University Houston, Texas

•	100-room Courtyard by Marriott West University Houston, Texas

The remaining 48 upscale, extended-stay hotels and premium-branded, select-service hotels were purchased in a separate joint venture between NorthStar and Chatham for a gross purchase price of $964 million, or $151k per room. NorthStar owns a 90 percent ownership interest in the joint venture, and Chatham owns a 10 percent interest. Chatham acquired its 10 percent equity interest in the joint venture for approximately $28 million. Chatham is able to earn a promote interest in the new joint venture with terms identical to those in the Innkeepers joint venture.
All four of the Chatham wholly-owned hotels and 34 of the 48 hotels owned by the joint venture are managed by Island Hospitality Management, a hotel management company that as of January 2015 is 51 percent owned by Fisher. The remaining 14 of the 48 hotels owned by the joint venture are managed by Marriott International.
“The Innkeepers and Inland joint ventures provide Chatham with an ownership investment in approximately $2 billion of hotels that allows us to diversify our risk through off-balance-sheet leveraged investments,” commented Dennis Craven, Chatham’s chief financial officer. “Given our similar outlooks regarding the health of the hospitality industry, we will continue to explore opportunities with NorthStar to acquire hotels.”

In January 2015, Chatham entered into an agreement to acquire the 240-suite Residence Inn San Diego Downtown-Gaslamp District for $90 million. Opened in 2009, the Residence Inn is centrally located in the Gaslamp District and within walking distance to the San Diego Convention Center, Petco Park and the Westfield Horton shopping complex. The hotel has 1,500 square feet of meeting space and offers the full range of Residence Inn amenities, including free breakfast and complimentary Wi-Fi. The property has two leased restaurants on the ground floor that cater to the Gaslamp District and a three-level, below-ground, 123-space parking garage.
Capital Markets & Capital Structure
During the fourth quarter, the company completed several capital transactions with proceeds utilized to pay down borrowings on its senior secured revolving credit facility, including:

•
On November 21, 2014, the company completed two separate loans totaling $36.2 million, secured by the Homewood Suites Carlsbad, Calif., and the Homewood Suites Billerica, Mass. The 10-year loans carry an interest rate of 4.32 percent and are interest-only for the first three years.

•
On December 17, 2014, the company completed an $18.3 million loan on its Hampton Inn & Suites Houston, Texas. The 10-year loan carries an interest rate of 4.25 percent and is interest-only for the first three years.

•
During the fourth quarter, Chatham sold 176,009 shares at an average price of $26.71 through the company’s At the Market Equity Offering Plan and its Dividend Reinvestment and Direct Share Purchase Plan, generating proceeds of $4.7 million.

As of December 31, 2014, the company had net debt of $535.1 million (total debt less cash). Total debt outstanding was $550.2 million at an average interest rate of 4.6 percent, with $22.5 million outstanding on its $175 million senior secured revolving credit facility. Chatham’s leverage ratio was approximately 43.7 percent at December 31, 2014, based on the ratio of the company’s net debt to hotel investments at cost. The weighted average maturity date for Chatham’s fixed rate debt is December 2023.
“In 2014, Chatham made approximately $500 million in new hotel investments, marking our largest volume of activity in a calendar year since our inception in 2010, and we increased our leverage to fund a portion of that growth,” Craven cited. “As a result, our leverage level increased to 44 percent from 36 percent, which is within a range we have been operating at since 2011. Given our low borrowing costs, our healthy debt coverage ratios and our positive outlook for the hotel industry, we remain comfortable in this range. With our ability to access equity efficiently like we did in January through an overnight bought follow-on offering, we are content using our balance sheet to fund acquisitions, and we will continue to fund our investments with the proper balance of debt and equity to accrete our earnings and net asset value.”

Hotel Reinvestments/Expansions
There were no major scheduled renovations during the fourth quarter. However, during the quarter, it was determined that the copper supply lines in the Homewood Suites Maitland, Fla., were in need of replacement. The company began replacing the piping during the fourth quarter and expects to complete the project in the 2015 first quarter.
Chatham expects to commence the expansion of its Mountain View Residence Inn in Silicon Valley during the 2015 second quarter with completion anticipated around year-end. The two Sunnyvale expansions remain scheduled to begin in late 2015, and the San Mateo expansion will not commence until 2016 as the company must obtain additional approvals due to the hotels location within Mariners Island.
Dividend
During the fourth quarter, Chatham, the only public lodging REIT to pay monthly dividends, paid a monthly dividend of $0.08 per common share. On January 13, 2015, Chatham’s Board of Trustees voted to raise its monthly dividend by 25 percent, or $0.02 per share, to a monthly dividend of $0.10 per share. On a year-over-year basis, the dividend will increase to $1.20 per share in 2015, compared to $0.93 that was paid for 2014.
“Our annual dividend has grown 243 percent since our initial public offering in 2010, consistent with the commitment we made that we would increase our dividend in conjunction with growth in adjusted EBITDA, adjusted FFO per share and cash flow,” Craven added. “We will continue building Chatham to be the premier, select-service hotel REIT by accumulating a superior portfolio of investments financed with the right balance of equity and debt that will appreciate in value and generate strong cash flow, enabling us to reward our investors with an attractive and dependable dividend that grows yearly.”

2015 Guidance
The company provides guidance, but does not undertake to update it for any developments in its business. Achievement of the results is subject to the risks disclosed in the company’s filings with the Securities and Exchange Commission. The company’s 2015 guidance reflects the following:

•	The 4.0 million common share offering on January 27, 2015, at a price per share of $30.00, resulting in net proceeds of approximately $118.5 million.

◦
The additional 1.5 million shares issued as part of upsizing the offering above the 2.5 million initial offering size, until invested in new acquisitions, temporarily reduces the 2015 FFO per share guidance by approximately $0.09 per share.

•	The acquisition of the 240-room Residence Inn by Marriott San Diego Gaslamp for $90.0 million by March 1, 2015.

•
Renovations at the company’s Residence Inn in Bellevue, Wash., during the first quarter, the Residence Inn in Houston, Texas during the second quarter and the SpringHill Suites Savannah, Ga., during the fourth quarter.

•	No additional acquisitions, dispositions, debt or equity issuance.

	Q1 2015	2015 Forecast
RevPAR	$113-$116	$128-$131
RevPAR growth	+4.0-6.0%	+5.0-7.0%
Total hotel revenue	$55.8-$56.7 M	$261.4-$266.9 M
Net income	$1.1-$2.0 M	$36.8-$42.3 M
Net income per diluted share	$0.03-$0.05	$0.97-$1.11
Adjusted EBITDA	$23.0-$23.9 M	$124.3-$129.8 M
Adjusted funds from operation ("FFO")	$13.7-$14.6 M	$87.5-$93.0 M
Adjusted FFO per diluted share	$0.37-$0.39	$2.30-$2.45
Hotel EBITDA margins	38.6-39.1%	43.8-44.6%
Corporate cash administrative expenses	$2.0 M	$8.0 M
Corporate non-cash administrative expenses	$0.8 M	$2.7 M
Interest expense	$6.4 M	$25.6 M
Non-cash amortization of deferred fees	$0.5 M	$1.9 M
Income taxes	$0.0 M	$0.2 M
Chatham’s share of JV EBITDA	$3.5-$3.7 M	$17.8-$18.8 M
Chatham’s share of JV FFO	$1.9-$2.1 M	$11.3-$12.3 M
Weighted average shares outstanding	37.1 M	38.0 M

Funds from operations (FFO), Adjusted FFO (AFFO), EBITDA and Adjusted EBITDA are non-GAAP financial measures within the meaning of the rules of the Securities and Exchange Commission. See the discussion included in this press release for information regarding these non-GAAP financial measures.

Earnings Call
The company will hold its fourth quarter 2014 conference later today, February 24, 2015, at 11:00 a.m. Eastern Time. Shareholders and other interested parties may listen to a simultaneous webcast of the conference call on the Internet by logging onto Chatham’s Web site, www.chathamlodgingtrust.com, or www.streetevents.com, or may participate in the conference call by dialing 1-888-417-8516 reference number 7528365. A recording of the call will be available by telephone until 2 p.m. ET on Tuesday, March 3, 2015, by dialing 1-888-203-1112, reference number 7528365. A replay of the conference call will be posted on Chatham’s website.
About Chatham Lodging Trust
Chatham Lodging Trust is a self-advised REIT that was organized to invest in upscale extended-stay hotels and premium-branded, select-service hotels. The company owns interests in 130 hotels totaling 17,858 rooms/suites, comprised of 34 properties it wholly owns with an aggregate of 5,115 rooms/suites in 15 states and the District of Columbia and a minority investment in three joint ventures that own 96 hotels with an aggregate of 12,743 rooms/suites. Additional information about Chatham may be found at www.chathamlodgingtrust.com.

Included in this press release are certain “non-GAAP financial measures,” within the meaning of Securities and Exchange Commission (SEC) rules and regulations, that are different from measures calculated and presented in accordance with GAAP (generally accepted accounting principles). The company considers the following non-GAAP financial measures useful to investors as key supplemental measures of its operating performance: (1) FFO, (2) Adjusted FFO, (3) EBITDA, and (4) Adjusted EBITDA. These non-GAAP financial measures could be considered along with, but not as alternatives to, net income or loss, cash flows from operations or any other measures of the company’s operating performance prescribed by GAAP.

FFO As Defined by NAREIT and Adjusted FFO
 The company calculates FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (NAREIT), which defines FFO as net income or loss (calculated in accordance with GAAP), excluding gains or losses from sales of real estate, impairment write-downs, items classified by GAAP as extraordinary, the cumulative effect of changes in accounting principles, plus depreciation and amortization (excluding amortization of deferred financing costs), and after adjustments for unconsolidated partnerships and joint ventures. The company believes that the presentation of FFO provides useful information to investors regarding its operating performance because it measures performance without regard to specified non-cash items such as real estate depreciation and amortization, gain or loss on sale of real estate assets and certain other items that the company believes are not indicative of the performance of its underlying hotel properties. The company believes that these items are more representative of its asset base and its acquisition and disposition activities than its ongoing operations, and that by excluding the effects of the items, FFO is useful to investors in comparing its operating performance between periods and between REITs that also report FFO in accordance with the NAREIT definition.

The company further adjusts FFO for certain additional items that are not in NAREIT’s definition of FFO, including acquisition transaction costs and other charges, losses on the early extinguishment of debt and adjustments for unconsolidated partnerships and joint ventures. The company believes that Adjusted FFO provides investors with another financial measure that may facilitate comparisons of operating performance between periods and between REITs that make similar adjustments to FFO.

EBITDA and Adjusted EBITDA
The company calculates EBITDA as net income or loss excluding interest expense; provision for income taxes, including income taxes applicable to sale of assets; depreciation and amortization; and after adjustments for unconsolidated partnerships and joint ventures. The company believes EBITDA is useful to investors in evaluating its operating performance because it helps investors compare the company’s operating performance between periods and between REITs that report similar measures by removing the impact of its capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from its operating results. In addition, the company uses EBITDA as one measure in determining the value of hotel acquisitions and dispositions.

The company further adjusts EBITDA for certain additional items, including acquisition transaction costs and other charges, losses on the early extinguishment of debt, non-cash share-based compensation and adjustments for unconsolidated partnerships and joint ventures, which it believes are not indicative of the performance of its underlying hotel properties. The company believes that Adjusted EBITDA provides investors with another financial measure that may facilitate comparisons of operating performance between periods and between REITs.

Although the company presents FFO, Adjusted FFO, EBITDA and Adjusted EBITDA because it believes they are useful to investors in comparing the company’s operating performance between periods and between REITs, these measures have limitations as analytical tools. Some of these limitations are:

•	FFO, Adjusted FFO, EBITDA and Adjusted EBITDA do not reflect the company’s cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	FFO, Adjusted FFO, EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, the company’s working capital needs;

•	FFO, Adjusted FFO, EBITDA and Adjusted EBITDA do not reflect funds available to make cash distributions;

•	EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on the company’s debts;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may need to be replaced in the future, and FFO, Adjusted FFO, EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

•
Non-cash compensation is and will remain a key element of the company’s overall long-term incentive compensation package, although the company excludes it as an expense when evaluating its operating performance for a particular period using adjusted EBITDA;

•
Adjusted FFO and Adjusted EBITDA do not reflect the impact of certain cash charges (including acquisition transaction costs) that result from matters the company considers not to be indicative of the underlying performance of its hotel properties; and

•	Other companies in the company’s industry may calculate FFO, Adjusted FFO, EBITDA and Adjusted EBITDA differently than the company does, limiting their usefulness as a comparative measure.

The company’s reconciliation of FFO, Adjusted FFO, EBITDA and Adjusted EBITDA to net income attributable to common shareholders, as determined under GAAP, is set forth below.

Forward-Looking Statement Safe Harbor

Note: This press release contains forward-looking statements within the meaning of federal securities regulations. These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "plan," "predict," "project," "will," "continue" and other similar terms and phrases, including references to assumption and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: national and local economic and business conditions, including the effect on travel of potential terrorist attacks, that will affect occupancy rates at the company’s hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of the company’s indebtedness and its ability to meet covenants in its debt agreements; relationships with property managers; the company’s ability to maintain its properties in a first-class manner, including meeting capital expenditure requirements; the company’s ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs; the company’s ability to complete acquisitions and dispositions; and the company’s ability to continue to satisfy complex rules in order for the company to remain a REIT for federal income tax purposes and other risks and uncertainties associated with the company’s business described in the company's filings with the SEC. Although the company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of February 24, 2015, and the company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

CHATHAM LODGING TRUST
Consolidated Balance Sheets
(In thousands, except share and per share data)

	December 31, 2014	December 31, 2013
	(unaudited)
Assets:
Investment in hotel properties, net	$1,096,425	$652,877
Cash and cash equivalents	15,078	4,221
Restricted cash	12,290	4,605
Investment in unconsolidated real estate entities	28,152	774
Hotel receivables (net of allowance for doubtful accounts of $71 and $30, respectively)	3,600	2,455
Deferred costs, net	7,514	7,113
Prepaid expenses and other assets	2,300	1,879
Total assets	$1,165,359	$673,924
Liabilities and Equity:
Mortgage debt	$527,721	$222,063
Revolving credit facility	22,500	50,000
Accounts payable and accrued expenses	20,302	12,799
Distributions and losses in excess of investments of unconsolidated real estate entities	—	1,576
Distributions payable	2,884	1,950
Total liabilities	573,407	288,388
Commitments and contingencies
Equity:
Shareholders’ Equity:
Preferred shares, $0.01 par value, 100,000,000 shares authorized and unissued at December 31, 2014 and December 31, 2013	—	—
Common shares, $0.01 par value, 500,000,000 shares authorized; 34,173,691 and 26,295,558 shares issued and outstanding at December 31, 2014 and December 31, 2013, respectively	339	261
Additional paid-in capital	599,318	433,900
Retained earnings (distributions in excess of retained earnings)	(11,120)	(50,792)
Total shareholders’ equity	588,537	383,369
Noncontrolling Interests:
Noncontrolling interest in operating partnership	3,415	2,167
Total equity	591,952	385,536
Total liabilities and equity	$1,165,359	$673,924

CHATHAM LODGING TRUST
Consolidated Statements of Operations
(In thousands, except share and per share data)
(unaudited)

	For the three months ended		For the years ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenue:
Room	$49,509	$31,792	$184,926	$118,169
Food and beverage	885	594	2,764	1,311
Other	1,807	1,538	7,534	5,113
Cost reimbursements from unconsolidated real estate entities	411	409	1,992	1,635
Total revenue	52,612	34,333	197,216	126,228
Expenses:
Hotel operating expenses:
Room	10,287	7,249	37,516	25,709
Food and beverage expense	580	437	1,966	944
Telephone expense	374	256	1,304	899
Other hotel operating expense	497	422	2,056	1,580
General and administrative	4,551	3,270	16,265	11,529
Franchise and marketing fees	4,022	2,587	15,110	9,394
Advertising and promotions	927	736	3,676	2,782
Utilities	2,019	1,279	7,269	4,955
Repairs and maintenance	2,287	1,599	8,705	6,310
Management fees	1,723	1,089	6,096	3,752
Insurance	293	202	998	742
Total hotel operating expenses	27,560	19,126	100,961	68,596
Depreciation and amortization	10,757	5,727	34,710	18,249
Property taxes and insurance	3,911	2,586	12,624	8,915
General and administrative	2,449	2,176	9,852	8,131
Hotel property acquisition costs and other charges	3,005	760	10,381	3,341
Reimbursed costs from unconsolidated real estate entities	411	409	1,992	1,635
Total operating expenses	48,093	30,784	170,520	108,867
Operating income	4,519	3,549	26,696	17,361
Interest and other income	18	8	108	132
Interest expense, including amortization of deferred fees	(6,539)	(3,145)	(21,354)	(11,580)
Loss on early extinguishment of debt	—	—	(184)	(933)
Loss from unconsolidated real estate entities	(2,358)	(480)	(3,830)	(1,874)
Net gain (loss) from remeasurement and sale of investment in unconsolidated real estate entities	(952)	—	65,750	—
Income (loss) before income tax expense	(5,312)	(68)	67,186	3,106
Income tax expense	(21)	(48)	(105)	(124)
Net income (loss)	$(5,333)	$(116)	$67,081	$2,982
Net income (loss) attributable to noncontrolling interests	33	—	(208)	—
Net income (loss) attributable to common shareholders	$(5,300)	$(116)	$66,873	$2,982
Income (loss) per Common Share - Basic:
Net income (loss) attributable to common shareholders	$(0.16)	$(0.01)	$2.32	$0.13
Income (loss) per Common Share - Diluted:
Net income (loss) attributable to common shareholders	$(0.16)	$(0.01)	$2.30	$0.13
Weighted average number of common shares outstanding:
Basic	33,972,134	26,160,823	28,531,094	21,035,892
Diluted	33,972,134	26,160,823	28,846,724	21,283,831
Distributions per common share:	$0.24	$0.21	$0.93	$0.84

CHATHAM LODGING TRUST
FFO and EBITDA
(In thousands, except share and per share data)

	For the three months ended		For the years ended
	December 31,		December 31,
	2014	2013	2014	2013
Funds From Operations (“FFO”):
Net income (loss)	$(5,333)	$(116)	$67,081	$2,982
Noncontrolling interests	33	—	(208)	—
Net (gain) loss from remeasurement and sale of investment in unconsolidated real estate entities	952	—	(65,750)	—
Loss on the sale of assets within the unconsolidated real estate entity	—	14	1	252
Depreciation	10,717	5,697	34,579	18,162
Adjustments for unconsolidated real estate entity items	1,430	1,223	4,902	5,055
FFO attributable to common shareholders	7,799	6,818	40,605	26,451
Hotel property acquisition costs and other charges	3,005	760	10,381	3,341
Loss on early extinguishment of debt	—	—	184	933
Adjustments for unconsolidated real estate entity items	1,902	2	3,929	964
Adjusted FFO	$12,706	$7,580	$55,099	$31,689
Weighted average number of common shares
Basic	33,972,134	26,160,823	28,531,094	21,035,892
Diluted	34,332,997	26,452,391	28,846,724	21,283,831

	For the three months ended		For the years ended
	December 31,		December 31,
	2014	2013	2014	2013
Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”):
Net income (loss)	$(5,333)	$(116)	$67,081	$2,982
Interest expense	6,539	3,147	21,354	11,580
Income tax expense	21	48	105	124
Depreciation and amortization	10,757	5,724	34,710	18,249
Adjustments for unconsolidated real estate entity items	2,840	2,655	10,211	10,924
Noncontrolling interests	33	—	(208)	—
EBITDA	14,857	11,458	133,253	43,859
Hotel property acquisition costs and other charges	3,005	760	10,381	3,341
Loss on early extinguishment of debt	—	—	184	933
Adjustments for unconsolidated real estate entity items	1,924	2	4,053	964
Net (gain) loss from remeasurement and sale of investment in unconsolidated real estate entities	952	—	(65,750)	—
Loss on the sale of assets within the unconsolidated real estate entity	—	14	1	252
Share based compensation	629	498	2,469	2,086
Adjusted EBITDA	$21,367	$12,732	$84,591	$51,435

CHATHAM LODGING TRUST
HOTEL EBITDA
(In thousands, except share and per share data)

	For the three months ended		For the years ended
	December 31,		December 31,
	2014	2013	2014	2013

Total Revenue	$52,612	$34,333	$197,216	126,228
Less: total hotel operating expenses	27,560	19,126	100,961	68,596
Gross operating income	25,052	15,207	96,255	57,632
Less: property taxes and insurance	3,911	2,586	12,624	8,915
Hotel EBITDA	$21,141	$12,621	$83,631	$48,717